EXHIBIT 4(b)

FIRST AMENDMENT TO AMENDED AND RESTATED LETTER AGREEMENT

THIS FIRST AMENDMENT TO AMENDED AND RESTATED LETTER AGREEMENT, dated as of November 11, 1999 (this "Amendment"), is between HASTINGS MANUFACTURING COMPANY, a Michigan corporation (the "Company"), and BANK ONE, MICHIGAN, a Michigan banking corporation, formerly known as NBD Bank (the "Bank").

RECITALS

        A.         The Company and the Bank are parties to an amended and restated letter agreement dated as of August 28, 1998 (as amended, the "Letter Agreement") pursuant to which the Bank agreed, subject to the terms and conditions thereof, to extend credit to the Company in a term loan in a maximum principal amount of $6,600,000 and a $3,000,000 Credit Authorization.

        B.         The parties now desire to amend certain terms and provisions of the Letter Agreement as set forth herein.

TERMS

        In consideration of the premises and of the mutual agreements herein contained, the parties agree as follows:

ARTICLE I.    AMENDMENTS.    Upon fulfillment of the conditions set forth in Article III hereof, the Letter Agreement shall be amended as follows:

        1.1         Section 10(a) of the Letter Agreement shall be amended and restated as follows:

                (a)         Funded Debt Ratio. Permit or suffer the Funded Debt Ratio of the Company and its Subsidiaries to be greater than: (i) 2.80 to 1.00 at any time from and including the date hereof to December 30, 1998 or (ii) 2.50 to 1.00 from and including December 31, 1998 to December 30, 1999, or (iii) 2.75 to 1.00 from and including December 31, 1999 to March 30, 2000, or (iv) 2.50 to 1.00 from and including March 31, 2000 until September 29, 2000, or (v) 2.25 to 1.00 from and including September 30, 2000 to December 30, 2000, or (vi) 2.00 to 1.00 from and including December 31, 2000 and thereafter.

        1.2         Section 10(b) of the Letter Agreement shall be amended and restated as follows:

                (b)         Debt Service Coverage Ratio.   Permit or suffer the Debt Service Coverage Ratio of the Company and its Subsidiaries to be less than (i) 0.9 to 1.0 until March 31, 1999, (ii) 1.00 to 1.00 from and including March 31, 1999 to June 29, 2000, (iii) 1.10 to 1.00 from and including June 30, 2000 to December 30, 2000, and (iv) 1.20 to 1.00 from and including December 31, 2000 and thereafter.

        1.3         Section 10(c ) of the Letter Agreement shall be amended and restated as follows:

                (c)         Total Liabilities to Tangible Net Worth.   Permit or suffer the ratio of the consolidated Total Liabilities of the Company and its Subsidiaries to the consolidated Tangible Net Worth of the Company and its Subsidiaries to be greater than (i) 2.00 to 1.00 to and including December 30, 2000, and (ii) 1.75 to 1.00 on December 31, 2000 and thereafter.

        1.4         Section 10(i) of the Letter Agreement is modified to replace clause (ii) as follows:

                "(ii) investments in and advances to Casite Intraco LLC in an amount not to exceed $75,000, and (iii) other amounts which do not exceed, in the aggregate, $1,000,000."

ARTICLE II.   REPRESENTATIONS.   The Company represents and warrants to the Bank that:

        2.1         The execution, delivery and performance of this Amendment are within its powers, have been duly authorized and are not in contravention with any law, of the terms of its Articles of Incorporation or By-laws, or any material undertaking to which it is a party or by which it is bound.

        2.2         This Amendment is the legal, valid and binding obligations of the Company enforceable against it in accordance with the respective terms hereof.

        2.3         After giving effect to the amendments herein contained, the representations and warranties contained in Section 11 of the Letter Agreement are true on and as of the date hereof with the same force and effect as if made on and as of the date hereof, provided, that, the representations and warranties contained in Section 11(f) of the Letter Agreement shall be deemed to have been made with respect to the financial statements most recently delivered pursuant to Section 9(d) of the Letter Agreement.

        2.4         Upon the effectiveness of Article IV of this Amendment, no Event of Default or event or condition which, with notice or lapse of time or both could become such an Event of Default exists or has occurred and is continuing on the date hereof.

ARTICLE III.   CONDITIONS OF EFFECTIVENESS.   This Amendment shall not become effective until each of the following has been satisfied:

        3.1         Copies of resolutions adopted by the Board of Directors of the Company, certified by an officer of the Company, as being true and correct and in full force and effect without amendment as of the date hereof, authorizing the Company to enter into this Amendment and any other documents or agreements executed pursuant hereto, if any, shall have been delivered to the Bank.

        3.2         This Amendment shall be signed by the Company and the Bank.

        3.3         Such other documents and agreements requested by the Bank.

ARTICLE IV.   WAIVER AND CONSENT.

        Subject to the satisfaction of the conditions in Article III:

        4.1         The Company has notified the Bank that circumstances exist which constitute a default under Section 10( b) of the Letter Agreement as of September 30, 1999. The Bank hereby waives the right to declare any Event of Default arising under Section 10(b) of the Letter Agreement, as a result (and solely as a result) of such default, through the period ending September 30, 1999. Such waiver shall be strictly limited to such default and such time periods and nothing herein shall be construed as a waiver of or limitation on any rights of the Bank under the Letter Agreement to declare an Event of Default and to exercise the remedies provided to the Bank thereunder in any other circumstances.

        4.2         The Company has notified the Bank that it has entered into a 50/50 Joint Venture with Intraco Corp. named "Casite Intraco LLC". The Company has also notified the Bank that it has assigned the "Casite" trade name to Casite Intraco LLC. The Bank hereby consents to the creation of Casite Intraco LLC and to the Company's assignment of the "Casite" trade name to Casite Intraco LLC. The Bank also waives the right to declare any Event of Default arising under Section 10(f), Section 10(g) and Section 10(i) of the Letter Agreement relating to the creation of Casite Intraco LLC and the assignment of the "Casite" trade name, as a result (and solely as a result) of such default. Such waiver shall be strictly limited to such default and nothing herein shall be construed as a waiver of or limitation on any rights of the Bank under the Letter Agreement to declare an Event of Default and to exercise the remedies provided to the Bank thereunder in any other circumstances.

ARTICLE V.   MISCELLANEOUS.

        5.1         References in the Letter Agreement to "this Agreement" and references in any note, certificate, instrument or other document to the "Letter Agreement" or "Authorization Agreement" shall be deemed to be references to the Letter Agreement as amended hereby and as further amended from time to time.

        5.2         The Company agrees to pay and to save the Bank harmless for the payment of all costs and expenses arising in connection with this Amendment, including the reasonable fees of counsel to the Bank in connection with preparing this Amendment and the related documents.

        5.3         The Company acknowledges and agrees that the Bank has fully performed all of its obligations under all documents executed in connection with the Letter Agreement and all actions taken by the Bank is reasonable and appropriate under the circumstances and within its rights under the

Letter Agreement and all other documents executed in connection therewith and otherwise available. The Company represents and warrants that it is not aware of any claims or causes of action against the Bank, or any of its successors or assigns. Notwithstanding this representation and as further consideration for the agreements and understandings herein, the Company and its heirs, successors and assigns, hereby release the Bank and its heirs, successors and assigns from any liability, claim, right or cause of action which now exists or hereafter arises, whether known or unknown, arising from or in any way related to facts in existence as of the date hereof to any agreements or transactions between the Bank and the Company or to any acts or omissions of the Bank in connection therewith or otherwise.

        5.4         Except as expressly amended hereby, the Company agrees that the Letter Agreement, the promissory note and all other documents and agreements executed by the Company in connection with the Letter Agreement in favor of the Bank are ratified and confirmed and shall remain in full force and effect and that it has no set off, counterclaim or defense with respect to any of the foregoing. Terms used but not defined herein shall have the respective meanings ascribed thereto in the Letter Agreement.

        5.5         This Amendment shall be governed by and construed in accordance with the laws of the State of Michigan.

        5.6         This Amendment may be signed upon any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument.

        IN WITNESS WHEREOF, the parties signing this Amendment have caused this Amendment to be executed and delivered as of the date first above written.

HASTINGS MANUFACTURING COMPANY By: /s/ Thomas J. Bellgraph Its: Vice President-Finance BANK ONE, MICHIGAN By: Thomas A. Gamm Its: Managing Director